EXHIBIT 10.21

AGREEMENT

THIS AGREEMENT (this “Agreement”) is effective as of June 30, 2006 (the “Effective Date”), by and between DESIGN WITHIN REACH, a Delaware corporation (the “Company”), and ROBERT FORBES, JR. (“Forbes”).

Section 1.	NEWSLETTER

a.	Forbes hereby agrees to produce one newsletter per month for twelve months (12) months. Each such newsletter shall be completed no later than the tenth (10th) day of each month during the term of this Agreement unless otherwise agreed to by both parties. Each such newsletter shall focus on design and culture and consistent with the range, diversity, length, and style of prior newsletters. Forbes will not perform any services for the Company except as authorized or requested by the Company.

b.	During the term of this Agreement, the Company will provide Forbes with one personal computer and the assistance of one employee of the Company for up to fifteen (15) hours each month to assist with the preparation and presentation of the newsletter. In addition, Forbes will have use of an office and reference materials and technical support as needed his work for Design Within Reach.

Section 2.	TERM AND TERMINATION

a.	This Agreement is effective as of the Effective Date, and will terminate on June 30, 2007 (the “Termination Date”), unless terminated earlier pursuant to subsection (b) below or extended by mutual consent of Forbes and the Company.

b.	This Agreement may be terminated for cause by the Company or Forbes upon the other’s material breach of this Agreement at any time prior to the Termination Date by giving written notice of termination setting forth in reasonable detail the basis for the termination and providing the other party with thirty (30) days’ opportunity to cure.

c.	Termination of this Agreement shall not affect (i) the Company’s obligation to pay for Services previously rendered by Forbes or expenses reasonably incurred by Forbes for which Forbes is entitled to reimbursement under Section 3 of this Agreement, (ii) Forbes’s continuing obligations to the Company under Section 5 of this Agreement, or (iii) the parties’ obligations under Section 6 of this Agreement.

Section 3.	COMPENSATION

a.	As compensation for the services to be rendered pursuant to this Agreement, the Company shall pay to Forbes the sum of $100,000, to be paid monthly following the performance of the services and commencing with the conclusion of the first full month following the Effective Date. The Company shall provide Forbes with health care coverage, with coverage and terms consistent with those that it provides to its executive officers.

b.	The Company shall reimburse Forbes for out-of-pocket travel expenses, reasonably incurred by him incident to performing his services under this Agreement up to $50,000, after submission of reasonably detailed invoices documenting such expenses. Forbes is responsible for all other travel and other out of pocket expenses incurred in connection with this agreement.

c.	In addition, Forbes shall agree to serve, if elected, as a member of the Company’s Board of Directors for six (6) months from the Effective Date. As compensation for his services as a member of the Board of Directors, Company shall pay Forbes the sum of $25,000, payable in monthly increments of $4,166.66.

Section 4.	RELATIONSHIP OF THE PARTIES; NONDISPARAGEMENT

a.	Notwithstanding any provision of this Agreement to the contrary, Forbes is and shall at all times be an independent contractor and not an employee of the Company. Except as provided above, Forbes shall have no right under this Agreement, or as a result of his services to the Company, to participate in any other employee, retirement, insurance or other benefit program of the Company, nor will the Company make any deductions from Forbes’s compensation for taxes, the payment of which shall be solely Forbes’s responsibility.

b.	Forbes shall pay, when and as due, any and all taxes incurred as a result of his compensation hereunder, including estimated taxes, and if requested by the Company, provide the Company with proof of said payments. Forbes further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company: (i) to pay withholding taxes or similar items; or (ii) resulting from Forbes being determined not to be an independent contractor.

c.	Forbes agrees that during the term of this Agreement, he will not make any written or oral comments, statements or other pronouncements to the public or to any individual or individuals outside of the Company that could reasonably be considered to disparage or criticize the Company or its officers, directors or employees.

Section 5.	NONDISCLOSURE OF CONFIDENTIAL INFORMATION

During the term of this Agreement and thereafter, Forbes shall keep all Confidential Information (as defined below) confidential and will not use such Confidential Information other than in connection with Forbes’s discharge of his duties hereunder, and will safeguard the Confidential Information from unauthorized disclosure. This covenant is not intended to, and does not limit in any way Forbes’s duties and obligations to the Company under statutory and common law not to disclose or make personal use of the Confidential Information or trade secrets. Forbes shall, upon written request of the Company, return to the Company all written Confidential Information which has been provided to Forbes and destroy all copies of any analyses, compilations, studies or other documents prepared by him containing or reflecting any Confidential Information. For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company, including, without limitation, the Company’s supplier and vendor lists and information, marketing strategies, pricing policies or characteristics, product or product specifications, designs, plans, proposals other information of similar character. For purposes of this Agreement, the Confidential Information shall not include (i) information which is generally available to the public, (ii) information obtained by Forbes from third persons not under agreement to maintain the confidentiality of the same, and (iii) information which is required to be disclosed by law or legal process.

Section 6.	INTELLECTUAL PROPERTY

a.	With respect to the newsletters written by Forbes or photographs taken by Forbes during the term of this Agreement, Forbes shall retain the copyrights to such articles and photographs and Forbes hereby grants to the Company a royalty-free, non-exclusive, perpetual license to use all such newsletters and photographs solely in connection with the Company’s internal publications, web communications, Design Notes, catalogs and other uses reasonably appropriate for the Company in the ordinary course of business and consistent with past practice. No license is granted by Forbes hereby for any other use and in any other now existing or future media. ROB FORBES should be identified as the Founder of Design Within Reach and holder of copyright when any articles or photographs are published by Design Within Reach. Design Within Reach agrees to prosecute violations and to hold Forbes harmless for third party infringement.

b.	With respect to any articles written by Forbes or photographs taken by Forbes prior to the date of this Agreement, Forbes shall retain the copyrights to such articles and photographs and Forbes hereby grants to the Company a royalty-free, non-exclusive, perpetual license to use all such articles and photographs solely in connection with the Company’s internal publications, web communications, Design Notes, catalogs and other uses reasonably appropriate for the Company in the ordinary course of business and consistent with past practice. No license is granted by Forbes hereby for any other use and in any other now existing or future media. ROB FORBES should be identified as the Founder of Design Within Reach and holder of copyright when any articles or photographs are published by Design Within Reach. Design Within Reach agrees to prosecute violations and to hold Forbes harmless for third party infringement.

Section 7.	FACILITATION OF STOCK SALES

The Company agrees to cooperate with Forbes’ efforts to put in place a customary 10b5-1 selling plan with respect to his shares of the Company’s common stock provided that Forbes seeks to put such plan in place at a time when he could otherwise purchase or sell the Company’s securities in compliance with the Company’s insider trading policy. The Company will use commercially reasonable efforts to provide sufficient disclosure in connection with the Company’s next quarterly earnings release that insiders may engage in purchases and sales of the Company’s securities beginning two trading days following such release; it being understood that the Company shall have no obligation under this Section 7 to provide disclosure regarding any plans or proposals with respect to any extraordinary transaction, such as a change of control of the Company. The Company further agrees to work with Forbes to identify one or more purchasers who might be interested in purchasing his shares in a private transaction. Forbes agrees that he will provide reasonable advance notice (which in no event will be interpreted to require Forbes to give more than five business days’ notice) to the Company of any plans by him to sell in excess of 50,000 shares of the Company’s common stock in any 30-day period and that he will give due consideration to any proposal by one or more purchasers identified by the Company to purchase his shares in a private transaction prior to making any such sale in excess of 50,000 shares in any calendar month.

Section 8.	RIGHTS AND REMEDIES UPON BREACH

If Forbes breaches or threatens to commit a breach of any of the provisions of Section 5 of this Agreement, the Company shall have the right and remedy to have Section 5 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of Section 5 would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The Company shall also have any other rights and remedies available to the Company under law or in equity.

Section 9.	MISCELLANEOUS

This Agreement shall be governed in all respects by the laws of the State of California, without regard to any provisions thereof relating to conflict of laws among different jurisdictions. In the event either party shall commence any action or proceeding against the other party by reason of any breach or claimed breach in the performance of this Agreement, or to seek a judicial declaration of rights hereunder, the prevailing party in such action shall be entitled to recover his/her or its reasonable attorneys’ fees and costs. This Agreement is the entire agreement of the parties with respect to the services to be provided by Forbes and supersedes any prior agreements between the parties with respect to the subject matter of this Agreement. This Agreement may only be amended in writing by the Company and Forbes and their respective permitted successors and assigns. Forbes may not assign, subcontract or otherwise delegate his obligations under this Agreement without the Company’s prior written consent. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

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Having understood and agreed to the foregoing, the Company and Forbes have signed this Agreement as of the day and year written above.

DESIGN WITHIN REACH

By:	/s/ Robert Forbes, Jr.	By:	/s/ Ray Brunner
Name:	Robert Forbes, Jr.	Name:	Ray Brunner
		Title:	Chief Executive Officer

Dated: June 22, 2006		Dated: June 22, 2006